Exhibit 10.14

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406.

SUPPLY AND DISTRIBUTION AGREEMENT

This Supply and Distribution Agreement is entered on this 20th day of May, 2011 (the “Effective Date”) between Mylan Pharmaceuticals Inc., a West Virginia corporation having its corporate offices at 781 Chestnut Ridge, Morgantown, West Virginia 26505, USA (“Mylan”); and Insys Therapeutics, Inc., a Delaware corporation having its corporate offices at 10220 South 51st Street, Suite 2, Phoenix, AZ 85044 (“Insys”).

WHEREAS, Insys has developed the ANDA for the Product, as defined below, which it will have manufactured under a separate contract by Catalent Pharma Solutions, Inc. (“Catalent”), a Third Party Manufacturer using Insys’ ANDA, and Insys desires to engage Mylan to distribute it; and

WHEREAS, Mylan is willing to distribute the Product, as produced by Catalent for supply to Mylan and/or its Affiliates for sale in the Territory, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, intending to be legally bound and in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Mylan and Insys agree as follows:

ARTICLE 1 – DEFINITIONS

1.1 “Adverse Drug Experience” shall mean an adverse event associated with the use of the Product in humans, whether or not considered drug related, including the following: an adverse event occurring in the course of the use of a drug product in professional practice; an adverse event occurring from drug overdose whether accidental or intentional; an adverse event occurring from drug abuse; an adverse event occurring from drug withdrawal; and any failure of expected pharmacological action. The above definition of “Adverse Drug Experience” is intended to be synonymous with 21 C.F.R. § 314.80(a) and will be deemed to be changed to reflect any changes to that section of the U.S. Code of Federal Regulations.

1.2 “Affiliate” shall mean any corporation, association, partnership, company, organization, or other entity which directly or indirectly controls, is controlled by, or is under common control with Mylan or Insys as the case may be. For purposes of this definition, control means the ability, directly or indirectly, through ownership of securities or other equity interests, by agreement, or by any other lawful method, to direct more than fifty percent (50%) of the outstanding equity votes of any entity, whether or not represented by securities, or to otherwise control the management decisions of any entity.

1.3 “Agreement” shall mean this Supply and Distribution Agreement.

1.4 “ANDA” shall mean an Abbreviated New Drug Application within the meaning of Section 505(j) of the U.S. Food, Drug and Cosmetic Act.

1.5 “cGMPs” shall mean all laws and regulations relating to the manufacture of the Product, including, without limitation, the current Good Manufacturing Practices as specified in the United States Code of Federal Regulations (the “CFR”) and any other applicable Laws, guidelines and/or regulations.

1.6 “COA” shall have the meaning ascribed to it in Section 5.1.

1.7 “COC” shall have the meaning ascribed to it in Section 5.1.

1.8 “Commercially Reasonable Efforts” shall mean that degree of effort, expertise and resources which a person of ordinary skill, ability and experience in the matters addressed in this Agreement would utilize and otherwise apply with respect to fulfilling the obligations assumed under this Agreement.

1.9 “Competing Product” shall mean […***…].

1.10 “Components” shall mean the Active Ingredients, excipients, and any other product or material used in the manufacture of the Products including the packaging materials.

1.11 “DEA” shall mean the Drug Enforcement Administration of the United States Department of Justice.

1.12 “FDA” shall mean the United States Food and Drug Administration.

1.13 “Force Majeure” shall mean any circumstances reasonably beyond a Party’s control including, without limitation, acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, hurricanes, drought, war, sabotage, terrorism, embargo, utility failures, supplier failures, material shortages, labor disturbances, strikes, a national emergency or appropriations of property.

1.14 “GAAP” means generally accepted accounting principles, consistently applied.

1.15 “Indemnified Party” shall have the meaning ascribed to it in Section 9.4.

1.16 “Indemnifying Party” shall have the meaning ascribed to it in Section 9.4.

1.17 “Law” shall mean any rule, regulation, statute, ordinance or other rule of law, including but not limited to cGMPs, relevant to the manufacture, distribution, storage, testing, shipping, marketing and/or sale of any or all of the Product(s), or to any other matters covered by this Agreement.

1.18 “Legal Expenses” shall have the meaning ascribed to it in Section 8.2.

1.19 “Losses” shall mean liabilities, damages, costs or expenses, including reasonable attorneys’ fees, incurred by either Party which arise from any claim, lawsuit or other action by a Third Party.

1.20 “Insys” shall mean Insys Therapeutics, Inc. and its Affiliates.

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1.21 “Manufacture” or “Manufacturing” shall mean the production of finished Product(s) in accordance with applicable Specifications.

1.22 “MSDS” shall have the meaning ascribed to it in Section 4.1.

1.23 “Mylan” shall mean Mylan Pharmaceuticals Inc. and its Affiliates.

1.24 “Mylan Distribution and Storage Fee” shall mean Mylan’s applicable distribution and storage costs to get the Product to market, and shall be […***…].

1.25 “Mylan Royalty” shall be equal to […***…].

1.26 “Net Sales” shall mean the gross invoice price of sales of the total units of the Product in the Territory by Mylan, less customary and commercially reasonable allowances for returns and discounts, including discounts made by means of rebates, to direct or indirect customers, or chargebacks directly related to sales of the total units of such Product (and including rebates or other payments required to be paid to governmental entities in connection with sales of the total units of such Product pursuant to the Omnibus Budget Reconciliation Act of 1990 and similar or other Federal or state legislation or programs); sales credits customary in the industry and accrued in accordance with GAAP, including price protection, shelf stock adjustments and other price adjustments; re-procurement charges by customers (backorder charges) and other similar charges; and specific Product promotion. Net Sales shall be determined in accordance with GAAP, consistent with Mylan’s and its Affiliate’s practices, books and records. Mylan agrees that the sale of the Product shall not be bundled as part of the sale of any other product(s), or otherwise discounted in connection with the sale of any other product(s).

1.27 “Package” or “Packaging” shall mean packaging finished Drug Product(s) in accordance with applicable Specifications, including, without limitation, executed batch records.

1.28 “Parties” shall mean Mylan and Insys.

1.29 “Product” shall mean the Product set forth on Schedule A.

1.30 “Product ANDA” shall mean the ANDA owned by Insys which has been issued by the FDA specifically for marketing the Product in the Territory.

1.31 “Product Net Price” shall mean Net Sales for the Product, as applicable, minus the Mylan Royalty and the Mylan Distribution and Storage Fee. If the Product Net Price is greater than the Transfer Price, Mylan will pay that excess to Insys. If the Product Net Price is less than the Transfer Price, Insys will pay the shortfall to Mylan.

1.32 “Specifications” shall mean all product, regulatory, manufacturing, storage, quality control and quality assurance procedures, processes, practices, standards, instructions and specifications comprising FDA regulatory approval applicable to the manufacture, packaging,

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storage and shipment of the Product as set forth in the ANDA and such other FDA and/or other regulatory requirements as may be applicable.

1.33 “Term of this Agreement” shall have the meaning ascribed to it in Section 11.1.

1.34 “Territory” means the United States, its territories and possessions.

1.35 “Third Party” shall mean any entity or person other than Mylan or Insys.

1.36 “Third Party Manufacturer” shall mean Catalent Pharma Solutions, Inc., or any successor manufacturer of the Product acceptable to MYLAN under a written agreement between MYLAN and Insys.

1.37 “Transfer Price” shall mean the transfer price for the Product, […***…].

ARTICLE 2 – INSPECTION

2.1 Condition Precedent Facility Audit. As a pre-requisite to this Agreement, MYLAN may perform a quality audit of Insys’s, and/or its Third Party Manufacturer’s facilities, which shall include the inspection of each physical plant and documentation (“Condition Precedent Facility Audit”). Mylan shall provide Insys a minimum of fourteen (14) calendar days before any Condition Precedent Facility Audit. The Condition Precedent Facility Audit will have the purpose of verifying compliance with GMP rules and Mylan’s quality requirements.

2.2 Negative Outcome of Condition Precedent Facility Audit. If the results of the Condition Precedent Facility Audit are not, in the sole opinion of Mylan, satisfactory, Insys shall perform, at its own expense, the requested or appropriate modifications of its facilities or its Third Party Manufacturer’s facilities reasonably necessary to cure the deficiencies identified during the Condition Precedent Facility Audit. Insys shall provide satisfactory evidence of these modifications to Mylan and Mylan shall be entitled to perform an additional Condition Precedent Facility Audit with prior notice to ensure that the deficiencies identified during the Condition Precedent Facility Audit have been cured (“Additional Condition Precedent Facility Audit”).

2.2.1 The Parties agree and acknowledge that a satisfactory outcome of either the Condition Precedent Facility Audit or the additional Condition Precedent Facility Audit if applicable is a condition precedent to the formation and validity of this Agreement.

2.3 Continuing Right to Audit. No more often than […***…] per calendar year during the term of this Agreement, Mylan or a Mylan designee may during normal working hours inspect or audit relating to Insys’s or its Third Party Manufacturer’s facilities directly or indirectly involved in the performance of this Agreement. During such an inspection or audit the inspectors may inquire about the progress of the work being carried out by Insys or its Third Party Manufacturer, and are in particular but not exclusively authorized to:

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2.3.1	Inspect or audit the facilities, documents, cost records and equipment used in the manufacture, packaging, storage, shipping and quality control of the Product and the Components; and

2.3.2	Verify the qualifications of the employees carrying out such work and their use of the relevant equipment; and

2.3.3	Evaluate all scientific techniques used by Insys or any Third Party Manufacturer’s employees in the execution of this Agreement and the procedures used in the creation and storage of samples of the Product.

2.3.4	Verify and evaluate information relating to the utilization of the Manufacturing and Packaging capacity of Insys’s or its Third Party Manufacturer’s facilities, including its physical plant, or its Third Party Manufacturer’s facilities including its physical plant.

2.4 Access. Insys agrees that it shall provide Mylan’s inspectors with unfettered access to all of the facilities and information related to all of the facilities, in order that the inspectors may carry out the inspections or inquiries referred to in the provisions of this Article.

2.5 Corrective Action Plan. Insys on behalf of itself and its Third Party Manufacturer agrees that it shall use its best endeavors to ensure that within thirty (30) calendar days after receipt of an audit report signed by an authorized representative of Mylan, Insys and/or its Third Party Manufacturer shall respond to the audit report with a written corrective action plan that includes a detailed timeline. Upon receipt of Mylan’s approval of the written corrective action plan, Insys shall, or shall cause its Third Party Manufacturer to remediate any and all discrepancies set forth in the audit report. The cost of such remediation shall be born by Insys or its Third Party Manufacturer.

2.6 Supplier Audits. Insys is responsible for auditing the facilities of the suppliers of Components that are supplied to the Third Party Manufacturer, and Insys agrees to provide Mylan, upon Mylan’s request with a current copy of the audit report of these facilities.

ARTICLE 3 – EXCLUSIVITY

3.1 Exclusive Supply. During the Term of this Agreement and subject to the terms hereof, Insys will be fully responsible for supplying the Product to Mylan for sale in the Territory, on an Exclusive basis even as to Insys, and Mylan will purchase all its requirements of the Product from Insys (subject to the Alternate Manufacture Site provisions set forth in Section 4.4). For avoidance of doubt, as used in this Agreement “Exclusive” shall mean that neither Insys nor any third party will use its Product ANDA, nor will Insys or any third party prepare or file (and neither will authorize, permit or suffer any of their Affiliates to prepare or file) any application seeking approval to commercialize the Product or any Competing Product in the Territory other than for Mylan in accordance with the terms set forth herein. A “Competing Product” shall mean, with respect to a particular Product, a generic pharmaceutical product which has the same active ingredient, in the same strength and in the same dosage form and is substitutable to the same referenced listed drug as a Product in the Territory. However, if during the term of this Agreement Insys shall develop and have approved by the FDA any revised version of the Product (including a temperature stable version), that new version shall be added to Schedule A and shall be subject to this Agreement to the same extent as the Product originally listed on Schedule A.

3.2 No Sales Outside the Territory. During the Term of this Agreement, Mylan shall not promote or distribute the Product supplied to Mylan under this Agreement by Insys outside the Territory, nor shall Mylan sell such Product to any purchaser that Mylan knows, or reasonably ought to know, intends to resell or redistribute the Product outside the Territory. For avoidance of doubt, nothing in this Agreement shall preclude or limit Mylan from marketing, promoting, manufacturing, purchasing, packaging, re-packaging, distributing, or selling another product that contain the same active ingredients as the Product outside the Territory.

3.3 Right of First Refusal For Other Territories. During the Term of this Agreement, if at any time Insys desires to market the Product in any other territory in addition to the Territory as defined herein, Mylan shall have the right of first refusal to market the Product in the new territory or territories. Insys shall provide Mylan with written proposal setting forth its intention to market the Product in a new territory, and the Parties shall have […***…] in which to negotiate an acceptable agreement. If Mylan desires to market the Product in any new territory or territories, it shall submit a proposal to Insys, and the Parties shall have […***…] in which to negotiate an acceptable agreement.

ARTICLE 4 – SUPPLY

4.1 Production by Third Party Manufacturer. It is understood and agreed between Insys and Mylan that the Product shall be manufactured by a Third Party Manufacturer under a written agreement between Insys and that Third Party Manufacturer. Insys shall at all times during the term hereof be responsible for the performance of the Third Party Manufacturer, and shall be responsible to Mylan for performance of all of the duties and obligations hereunder which may actually be performed on behalf of Insys by said Third Party Manufacturer, including but not limited to, meeting the specifications, timely delivery, etc.

4.2 Delivery and Risk of Loss. Insys shall make deliveries of Product(s) to Mylan’s […***…] facility within the period that is no more than […***…] days before or […***…] calendar days after Mylan’s specified delivery date. […***…]. The terms and conditions of this Agreement shall be controlling over any conflicting terms and conditions stated in Mylan’s purchase order or Insys’ invoice or confirmation. Any other document which shall conflict with or be in addition to the terms and conditions of this Agreement is hereby rejected, unless the Parties shall have mutually agreed to the contrary in writing in respect of a particular instance.

4.3 Forecasts. Within […***…] of the Effective Date of this Agreement, Mylan shall provide to Insys a purchase order for the mutually agreed upon initial

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launch quantities for the Product, which Insys will immediately forward to the Third Party Manufacturer. Insys shall be responsible to make sure that the Third Party Manufacturer uses commercially reasonable efforts to promptly deliver the ordered initial launch quantities to Mylan. Within […***…] of the Effective Date of this Agreement, and […***…] thereafter, Mylan shall provide Insys with a forecast of the quantities of Product which Mylan reasonably anticipates it will require for sales in the Territory during the next […***…], including the specific estimated quantities Mylan believes it will require to be delivered during each month of the forecast period. Insys will immediately forward the forecast to the Third Party Manufacturer. For each such forecast, the amounts specified for delivery during the first […***…] of the forecast period shall be binding (“Binding Forecast Period”) and all other amounts set forth in the forecast shall constitute only a non-binding estimate of Mylan’s requirements. Mylan shall issue one or more purchase orders covering each Binding Forecast Period and Insys shall make sure that the Third Party Manufacturer makes commercially reasonable efforts to deliver the Product as set forth in Section 4.2 above. Mylan will issue future purchase orders to Insys for Product required in months […***…] through […***…] with at least […***…] lead time. All such future purchase orders shall be immediately forwarded by Insys to the Third Party Manufacturer. Insys will sell the Product manufactured by the Third Party Manufacturer to Mylan in the minimum order quantity listed in Schedule A. Mylan shall notify Insys of any purchase order it accepts or supply contract it enters into for the Product, and Insys shall be bound to supply the Product required to supply all such sales. If for any reason this Agreement is terminated during the time that sales under any such purchase order or supply contract is in effect, Insys shall continue to supply the Product in the amounts and at the floor price required to support Mylan in such sales for the full term thereof.

4.4 Conformance to Specifications. Insys will order the Product from a third party manufacturer for shipment to Mylan in accordance with the Specifications set forth in the ANDA, as such regulatory approval may be amended or supplemented from time to time, and applicable Law. Mylan shall be promptly and fully advised of any new instructions or Specifications required by the FDA or by Law and the Parties shall confer with respect to the best mode of compliance with such requirements.

4.5 Alternate Manufacture Site(s). Mylan shall have the right, at its own expense, to qualify one or more Mylan facilities as an alternate site of manufacture for the Product set forth herein and for other products as may be later added to this Agreement by way of an addendum or amendment. Mylan may use such alternative site(s) for the actual manufacture of the Product only if (i) Insys cannot supply Mylan’s requirements of the Product in accordance with Sections 4.1, 4.2, 4.7 and other applicable provisions herein (for reasons other than Insys’ inability to obtain adequate quota of API from the DEA to supply the Third Party Manufacturer through no fault of Insys), and (ii) Insys consents in writing to the use of each alternative site, which written consent shall not be unreasonably withheld.

4.6 Active Pharmaceutical Ingredients. For the Product, Insys make certain that the Third Party Manufacturer uses Commercially Reasonable Efforts to maintain a rotating inventory of the required active pharmaceutical ingredients (“API”) and inactive pharmaceutical ingredients (“IPI”) in sufficient quantities to satisfy binding purchase orders provided by Mylan to Insys (the “API and IPI Rotating Inventory”). Insys will also make certain that the Third Party Manufacturer manages the API and IPI Rotating Inventory on a “First-In First-Out” (FIFO)

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basis, in accordance with cGMPs. Insys, as the API supplier, shall perform an audit of its facility supplying the API, and shall certify the results to Mylan, and shall supply Mylan with a copy of the certified audit report within five (5) calendar days of its completion. Insys shall be responsible for the performance of the Third Party Manufacturer under this Section 4.6, and shall provide reports regarding the regular and successful completion of all of these obligations regarding API to Mylan on a timely basis.

4.7 Late Delivery and Failure to Supply. Upon failure by Insys to supply binding quantities of the Product(s) within the time limits set forth in Section 4.2 above, Mylan may elect to manufacture for itself or purchase the amount of the shortfall from a third party for the period that Insys is unable to timely deliver the full amount of the quantities set forth in then current and subsequent purchase orders. In such case, for the shortfall quantity as per the purchase orders, if Mylan chooses to manufacture the same itself or at a third party, Insys will reimburse Mylan the difference between the Price of such undelivered Product(s) manufactured at Insys and the same Product manufactured at Mylan or by a third party. Insys will provide Mylan written notification when it is able to supply the Product(s) in accordance with Mylan’s purchase orders, to enable Mylan to resume obtaining Product from Insys. However, Insys shall not be responsible for failure to supply the Product(s) at the agreed timeline if the same is due to the existence of Force Majeure conditions. For any such failure to supply, Insys shall be liable for: (a) […***…]; (b) the cost of delivery to Mylan by air freight, if required to meet Mylan’s commitments to its customers; and (c) any third party customer penalties levied against Mylan arising from its failure to supply Product(s) in accordance with binding purchase orders, subject to receipt by Insys of appropriate evidence thereof. The rights of Mylan set forth in this Section 4.7 are in addition to any other rights set forth in this Agreement.

ARTICLE 5 – PRODUCT TESTING / INSPECTIONS

5.1 Testing and Inspections. Insys shall make certain that the Third Party Manufacturer performs quality assurance testing with respect to the Product, including stability testing, so that the Product conforms to the Specifications and applicable Law. Insys shall make certain that the Third Party Manufacturer provides the results thereof to Mylan in the form of a Certificate of Analysis (“COA”) and a Certificate of Conformance (“COC”). Insys will also make certain that the Third Party Manufacturer provides Mylan with Material Safety Data Sheets (“MSDS”) as required for the Product, and updates of the same as necessary. Insys will make certain that the Third Party Manufacturer arranges for Mylan’s personnel, upon reasonable notice, to visit for reasonable durations during regular business hours its facility or any other third party manufacturer facility used for the manufacture, packaging, storage, testing or release of the Product, including to observe the manufacture, testing and release of the Product, and will arrange that such Mylan personnel may review and make copies of any relevant records in connection therewith. Any deficiencies in cGMPs as practiced at any such facility and noted by Mylan during such inspection will be communicated to Insys and Insys will make certain that the Third Party Manufacturer uses reasonable efforts to remediate such deficiencies. In the event that Insys or the Third Party Manufacturer disputes that such deficiencies relate to cGMPs, then Insys may refer the matter to the dispute resolution process provided by Section 12.8 of this Agreement. Mylan’s right to inspect production facilities under this Section 5.1 shall be limited

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to one (1) inspection per calendar year, unless deficiencies in cGMPs are being remediated pursuant to the immediately preceding sentence, in which case Mylan may conduct additional inspections upon reasonable notice until such deficiencies are remediated. Mylan agrees that it will not, directly or indirectly (through any other persons, entity or otherwise) develop, manufacture, sell, or market, any generic pharmaceutical product which has the same active ingredients and strength as the Drug Product using the information provided in the Insys ANDA or other confidential information provided to Mylan by Insys or by the Third Party Manufacturer pursuant to this paragraph.

5.2 Rejection of Non-Conforming Goods. Mylan shall have a period of thirty (30) calendar days from the later of (a) the date of Mylan’s receipt of the Product at the designated Mylan facility, or (b) the date of Mylan’s receipt of the COAs and COCs applicable to such Product, to inspect any shipment of Product to determine whether such Product conform to the Specifications. If Mylan determines that the Product does not conform to the Specifications, it shall immediately notify Insys. Mylan’s failure to notify Insys of the non-conformity within the thirty (30) calendar day period specified above will be deemed for purposes of this Agreement as Mylan’s acceptance of such Product, and shall constitute a waiver of any claims Mylan may have with respect to the non-conformity of such shipment to the Specifications, subject to Mylan’s right to reject Product for latent defects discovered by Mylan or Mylan’s customers after such period has expired. If Insys agrees that the Product does not conform to the Specifications, Mylan shall return the non-conforming Product to Insys at a location designated by Insys and at Insys’ expense. Insys shall use Commercially Reasonable Efforts to replace any non-conforming Product within the shortest possible time. Mylan shall have no responsibility to Insys for the amounts invoiced for the replacement Product, but shall pay Insys the applicable amounts for the original non-conforming Product.

5.3 Disputes. In the event Insys does not agree with Mylan’s determination that a Product fails to meet Specifications, the Parties shall, in good faith, attempt to resolve such dispute. In the event the Parties cannot resolve such a dispute among themselves they may submit the matter to an independent Third Party testing laboratory acceptable to both Mylan and Insys for a non-binding advisory opinion. The expenses of obtaining the advisory opinion shall be borne by: […***…]. If either Party rejects the advisory opinion, the matter may then be referred to the dispute resolution process of Section 12.8 of this Agreement.

ARTICLE 6 – REGULATORY RESPONSIBILITIES

6.1 ANDA Holder’s Responsibilities. As the owner and holder of the ANDA, Insys shall be responsible for preparing and filing the ANDA for the Product, and for any new temperature stable version which Insys may develop. Insys shall own the ANDA and shall perform all regulatory functions in accordance with applicable Law and requirements of the FDA, including the filing of all annual and other reports or filings required by the FDA, and all other regulatory and governmental permits, licenses and approvals for the Product in accordance with the terms of this Agreement. Both the Parties will communicate with each other with regard to any regulatory issues that may arise before or after the final approval.

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6.2 NDC Codes. Mylan shall obtain its own labeler code, drug listing and NDC for use in connection with the sale of Product.

6.3 Adverse Drug Experiences. Unless otherwise set forth on Schedule B, attached hereto, and made a part hereof, Mylan shall have responsibility for all pharmacovigilance activities associated with the marketing and sale of the Product in the Territory. Insys will submit to Mylan any and all reports of Adverse Drug Experiences that Insys or its third party manufacturer receives, together with all relevant information possessed by either within three (3) business days of receipt. Insys shall also promptly submit to Mylan any product complaints for investigation within three (3) business days of receipt. Mylan shall acknowledge receipt of Insys-submitted Adverse Drug Experiences and product complaints within one (1) business day of receipt. Each Party shall cooperate with the other and provide information in its possession to the extent necessary for the other Party to comply with all legal requirements relating to the manufacture or marketing of the Product in the Territory.

6.4 Recalls. The Parties agree that the procedure for a Product recall and FDA notifications shall depend on whether the issue arose from activities performed by Mylan or from activities performed by Insys. Only Mylan can initiate a recall. In the event of a product recall, Mylan shall provide all necessary lists; Insys shall be responsible for all FDA contacts. In the event that the FDA or other governmental body orders a recall with respect to any Product supplied hereunder or a recall is voluntarily initiated by Mylan, and the cause of such recall is due to (a) a breach by Insys of any of its representations, warranties, obligations, covenants or other agreements contained herein or in other written agreements between the Parties, then Insys shall be liable, and shall reimburse Mylan for the reasonable Losses, Legal Expenses and other out-of-pocket costs and expenses relating to or arising out of such recall, or (b) a breach by Mylan of any of its representations, warranties, obligations, covenants or other agreements contained herein, then Mylan shall be liable and shall reimburse Insys for its reasonable Losses, Legal Expenses and other out-of-pocket costs and expenses relating to or arising out of such recall; provided that if both parties share responsibility with respect to such recall, the costs shall be shared in the ratio of the Parties’ contributory responsibility. Insys and Mylan agree to abide by all Healthcare Distribution Management Association published guidelines for product recall reimbursement. The Parties shall each maintain traceability records as are sufficient and as may be necessary to permit a recall. The Parties agree that if either Party shall discover or become aware of any fact, condition, circumstance or event (whether actual or potential) concerning or related to the Product which may reasonably require a recall, such Party shall promptly communicate such fact, condition, circumstance or event to the other Party. In the event (a) the FDA or other governmental body requests that the Product be recalled or (b) a court of competent jurisdiction orders such a recall, the Parties shall take all appropriate remedial actions with respect to such recall. The obligations under this Section shall survive the complete or partial termination of this Agreement. Each Party shall make every reasonable effort to mitigate any Losses, Legal Expenses and other out-of-pocket costs and expenses to be reimbursed by the other Party pursuant to this Section.

6.5 Retention of Samples. The Parties shall keep such samples and records in respect of the Product as are required by applicable Law for such period of time as may be required by Law.

6.6 FDA Correspondence. Each of Mylan and Insys shall promptly inform the other of any correspondence from the FDA regarding the Product that would materially affect its ability to meet its obligations under this Agreement. Each of Mylan and Insys shall notify the other promptly of any materially adverse inspections by the FDA or other regulatory authorities which pertain to the Product or to the facilities of such Party or its Affiliate where the Product are being manufactured or stored, or any occurrences or information that arise out of Insys’ manufacturing activities that have or could reasonably be expected to have adverse regulatory compliance or reporting consequences concerning the Product or which might otherwise be reasonably expected to adversely affect the supply by Insys of Product to Mylan.

6.7 Technical and Pharmacovigilance Agreements. Within ninety (90) calendar days following mutual signature of this Agreement, if possible, the Parties shall enter into a Technical Agreement in form and content reasonably acceptable to the Parties and containing protocols and specific responsibilities for handling Product quality complaints, in accordance with Mylan’s and/or Insys’ standard operating procedures and in conformity with applicable Law. A breach by a Party to the terms of the Technical Agreement shall be considered a breach of this Agreement. The Pharmacovigilance responsibilities of the Parties are set forth in Section 6.3 above, and on Schedule B. Until such a Technical Agreement is entered into between the Parties, this Agreement in conjunction with all applicable Regulatory Authority requirements, and Applicable Law shall govern the Parties’ responsibilities with respect to procedures impacting the identity, strength, quality and purity of the Product(s).

6.8 Artwork and Packaging. Mylan shall provide or approve, prior to the procurement of applicable components, all artwork, advertising and Packaging information necessary to process or Package the Product. Such artwork, advertising and Packaging is and shall remain the exclusive property of Mylan, and Mylan shall be solely responsible for the content thereof. Such artwork, advertising and Packaging information or any reproduction thereof may not be used by Insys or by the Third Party Manufacturer following the termination of this Agreement, or during the Term of this Agreement in any manner other than solely for the purpose of performing obligations pursuant to this Agreement.

6.9 Drug Enforcement Agency (“DEA”) Requirements. Insys shall be responsible for and shall secure at its sole expense any required DEA API quota, clearances or permits.

ARTICLE 7 – TRANSFER PRICING, DISTRIBUTION FEE AND PROFIT

DISTRIBUTION

7.1 Transfer Pricing. The initial Transfer Price for the Product shall be as set forth on Schedule A. If at any time during the term of this Agreement, the Transfer Price exceeds the Product Net Price for a period of […***…], the Parties will meet to discuss and negotiate what action should be taken, using Commercially Reasonable Efforts. If the Parties are unable to agree on an appropriate action, the matter may be referred to the dispute resolution procedure set forth in Article 13.8 here in below.

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7.2 Transfer Pricing Invoicing. Insys shall invoice Mylan for the Transfer Price for each shipment at the time of such shipment. Mylan will pay such invoices within […***…] of receipt by Mylan of those orders received by Insys prior to commercial launch of the Product and for […***…] after commercial launch of the Product. For all orders of Product received more than […***…] after commercial launch, Mylan will pay those invoices within […***…] of receipt by Mylan of the orders.

7.3 Distribution and Storage Fee. Insys shall pay to Mylan a Distribution and Storage Fee in the amount of […***…].

7.4 Mylan Deductions. Mylan shall deduct and retain:

(a) […***…]

(b) […***…].

7.5 Insys Revenue. Insys Revenue is defined as […***…]. Insys Revenue will be determined on a calendar quarterly basis and shall be paid by Mylan to Insys within thirty (30) calendar days of the end of the subject calendar month. […***…]. Each Party shall have the right to terminate this Agreement, upon written notice of no less than ten (10) calendar days to the other Party, if […***…].

Upon approval and subsequent launch of the Product, Mylan will deduct its Distribution and Storage Fee along with its royalty on a monthly basis and send the remaining […***…] of Net Sales to Insys via a wire to an institution designated by Insys. At the end of each calendar quarter, the Parties will determine if there were any rebates or returns that may need to be accounted for in the three (3) prior month’s Net Sales, and either Party will reconcile with a payment to the other Party within thirty (30) days of the discovery.

7.6 Record Keeping. During the Term of this Agreement and for two (2) years thereafter, or for such longer period as may be required by Law, Mylan shall prepare and retain accurate books and records as are needed to determine Net Sales and Net Profits. Such records shall be made available for reasonable review, audit and inspection upon reasonable notice, upon Insys’ request for the purpose of verifying Mylan’s calculations, payments made and due, and the basis for such calculations or payments. Audits and inspections shall be conducted by an independent Third Party who agrees to be bound by a reasonable confidentiality agreement. Insys’ right to review, audit and inspect Mylan’s books and records under this Section 7.6 shall be limited to one (1) inspection per calendar year.

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ARTICLE 8 – PRODUCT DISTRIBUTION

8.1 Promotion of the Product. During the Term of this Agreement, Mylan shall use Commercially Reasonable Efforts to promote the Product in the Territory in order to maximize economic benefit to both parties to the fullest extent possible; provided, however, that Mylan shall not be deemed to have failed to abide by or have failed to perform in accordance with the foregoing standard if Mylan is prevented from performing or is hindered in its performance by any act or omission of Insys or by Force Majeure.

8.2 Joint Steering Committee. During the launch and throughout the Term of this Agreement, the Parties shall act jointly through a Joint Steering Committee (“JSC”) for certain matters that require cooperation beyond normal business dealings. The JSC shall be composed of two (2) representatives from each Party named by each in a written notice to the other Party. Within thirty (30) days from the Effective Date, the JSC will meet to determine the floor price for the Product at launch. Thereafter, the JSC will meet quarterly during each calendar year to consider the appropriate level of the floor price. If within any quarter Mylan wishes to sell the Product below the floor price, it will convene a meeting of the JSC to discuss that matter with Insys. If the Parties do not agree on setting any floor price, the issue shall be referred to the President of Mylan or designee and the President of Insys or designee. If the respective officers are unable to resolve the issue in a mutually satisfactory manner within […***…] from the referral date, either Party may terminate this Agreement with an additional […***…] prior written notice to the other Party. Any floor price which is agreed upon by the Parties and used by Mylan as the basis for any sales commitments shall remain in effect for the full term of such commitments as to the Products which are the subject thereof.

8.3 Launch Decisions and Timing. The decision when and whether to launch the Product in the Territory shall be made jointly by Insys and Mylan, acting through the JSC. In order for Mylan to be in a position to timely and effectively launch the Product, the Parties will cooperate in good faith through the JSC to determine and prepare for the launch date, including communicating with one another on an ongoing basis any developments which may reasonably affect the timing of the Product launch.

ARTICLE 9 – OWNERSHIP OF APPLICATIONS, INTELLECTUAL

PROPERTY AND LEGAL EXPENSES

9.1 Ownership of ANDAs. Insys shall own and maintain at its own cost all ANDAs and associated regulatory filings made in the Territory for the Product, or for any alternate version of the Product that Insys may develop and have approved during the term hereof.

9.2 Legal Expenses. If Mylan and Insys or either of them is sued for patent infringement in connection with the filing of an ANDA for the Product in the Territory during the Term of this Agreement, then Insys shall have the right to control the defense of such litigation, to select and direct counsel, and to decide whether to settle or try any case. Insys shall bear the cost of obtaining opinions of counsel prior to or during litigation and the costs of litigation, including counsel fees, court costs, expert witness fees, translation expenses and other necessary litigation expenses (collectively, “Legal Expenses”). Mylan will reasonably cooperate in the defense of any litigation relating to the Product, including without limitation making its employees available for interviews, meetings, discovery proceedings and trial, answering

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discovery requests and producing documents and things as may be necessary, and Insys bear the cost of such activities.

ARTICLE 10 INSURANCE AND INDEMNIFICATION

10.1 Product Liability Insurance. Each Party shall, during the Term of this Agreement and for two (2) years after termination or expiration of this Agreement, obtain and maintain at its own cost and expense from a qualified captive insurance company (provided however that Mylan may satisfy all or part of its obligation through its insurance carrier) product liability insurance providing protection against any and all claims, demands, and causes of action arising out of any defects, alleged or otherwise, of the Product or its use, design, labeling or manufacture, or any material incorporated in the Product. […***…]. Each Party agrees, upon request, to name the other Party as an additional insured on such policy and to furnish the other Party with a certificate of insurance evidencing such insurance coverage (at the execution of this Agreement and at each subsequent renewal with […***…] notice of cancellation or non-renewal), and the insured Party shall not at any time act pursuant to this Agreement unless such insurance is in effect.

10.2 Indemnity by Insys. Insys agrees to indemnify, defend and hold harmless Mylan and its Affiliates and their respective directors, officers, employees, consultants, representatives and agents from and against any and all Losses relating to: (i) any material breach by Insys of its representations, covenants or warranties in this Agreement; (ii) any negligence or willful misconduct of Insys or its Affiliates and their respective directors, officers, employees, consultants, representatives and agents, in the exercise of any of Insys’ rights or the performance of any of Insys’ obligations under this Agreement; (iii) any failure to perform whatsoever regarding the manufacture or supply of the Product or any other obligations on the part of the Third Party Manufacturer; and (iv) all claims made by a Third Party relating to patent infringement associated with Mylan’s sale of the Product in the Territory.

10.3 Indemnity by Mylan. Mylan agrees to indemnify, defend and hold harmless Insys and its Affiliates and their respective directors, officers, employees, consultants, representatives and agents from and against any and all Losses relating to (i) any material breach by Mylan of its representations, covenants or warranties in this Agreement, and (ii) any negligence or willful misconduct of Mylan or its Affiliates and their respective directors, officers, employees, consultants, representatives and agents, in the exercise of any of Mylan’s rights or the performance of any of Mylan’s obligations under this Agreement, and (iii) Mylan’s commercialization of the Product in violation of this Agreement.

10.4 Procedure. A Party seeking indemnification under this Agreement (“Indemnified Party”) shall promptly notify, in writing, the other Party (“Indemnifying Party”) of the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party’s failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise

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mitigate the event or activity(ies) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional Losses as a result of such failure. The Indemnifying Party, while reserving the right to contest its obligations to indemnify, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification. The Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified Party, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable objection of the Indemnified Party. An Indemnifying Party’s right to control, select counsel for, settle, defend, try or otherwise dispose of or handle a claim, demand, lawsuit or other proceeding, does not give the Indemnifying Party the right: (i) to admit wrongdoing of any kind by or on behalf of the Indemnified Party; (ii) to falsely disparage the reputation of the Indemnified Party; (iii) to cause the Indemnified Party to be debarred; or (iv) to agree by or on behalf of the Indemnified Party to the imposition upon it of any monetary or other liability or obligation which cannot and/or will not be fully assumed and performed by the Indemnifying Party.

10.5 The Parties’ indemnification obligations under this Agreement shall survive termination or expiration of this Agreement for the period of the statute of limitations, as determined by a court of competent jurisdiction, applicable to each claim, demand, lawsuit or other proceeding giving rise to any Loss.

ARTICLE 11 REPRESENTATIONS AND WARRANTIES

11.1 Mylan warrants and represents the following:

11.1.1 Mylan is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, U.S.A.

11.1.2 Mylan has all requisite power and authority to enter into this Agreement and has the requisite skill, knowledge, staffing, financial resources and ability to carry out its obligations hereunder. The person signing this Agreement has the necessary corporate authority to legally bind Mylan to the terms set forth herein.

11.1.3 Mylan’s execution of this Agreement and performance of the terms set forth herein will not cause Mylan to be in conflict with or constitute a breach of any agreement or understanding with any Third Party.

11.1.4 To Mylan’s knowledge and belief, there are no suits, actions, claims, proceedings, or investigations pending or threatened by or before any court, by any governmental agency or any person or entity relating to the matters set forth herein.

11.1.5 Mylan’s execution of this Agreement and performance hereunder do not and will not be in material conflict with any law, ordinance, statute or regulation.

11.1.6 Mylan is not debarred and Mylan has not and will not knowingly use in any capacity the services of any person debarred under subsection 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992.

11.1.7 Mylan has and will maintain throughout the Term of this Agreement all permits, licenses, registrations and other forms of governmental authorization and approval as required by applicable laws in order for Mylan to execute and deliver this Agreement and to perform its obligations hereunder in accordance with all laws that are applicable to Mylan.

11.1.8 If at any time any of these representations and warranties is no longer accurate, Mylan shall immediately notify Insys of such fact.

11.2 Insys warrants and represents the following:

11.2.1 Insys is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

11.2.2 Insys has all requisite power and authority to enter into this Agreement and has the requisite skill, knowledge, staffing, financial resources, facilities and ability to carry out its obligations hereunder. The person signing this Agreement has the necessary corporate authority to legally bind Insys to the terms set forth herein.

11.2.3 Insys’ execution of this Agreement and performance of the terms set forth herein will not cause Insys to be in conflict with or constitute a breach of any agreement or understanding with any Third Party.

11.2.4 To Insys’ knowledge and belief, there are no suits, actions, claims, proceedings, or investigations pending or threatened by or before any court, by any governmental agency or any person or entity relating to the matters set forth herein.

11.2.5 Insys’ execution of this Agreement and performance hereunder do not and will not be in material conflict with any law, ordinance, statute or regulation.

11.2.6 Insys is not debarred and Insys has not and will not knowingly use in any capacity the services of any person debarred under subsection 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992.

11.2.7 Insys has and will maintain throughout the Term of this Agreement all permits, licenses, registrations and other forms of governmental authorization and approval as required by applicable laws in order for Insys to execute and deliver this Agreement and to perform its obligations hereunder in accordance with all laws that are applicable to Insys.

11.2.8 That the Product does not violate or infringe the intellectual property rights of any Third Party.

11.2.9 Insys’s third party manufacturer’s facility and all Product supplied hereunder shall comply with all Applicable Laws and the Technical Agreement and meet all Specifications, and Insys shall perform and document all manufacturing and supply activities contemplated herein in compliance with all Applicable Laws. Without limiting the foregoing, at the time of delivery to Mylan, none of the Product shall be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act, or equivalent regulations promulgated by the applicable Regulatory Authority in the Territory, as amended and in effect at the time of shipment.

11.2.10 All Product(s) supplied by Insys under this Agreement shall least eighty five (85%) percent shelf life remaining at the time of delivery of such Product(s) to Mylan or its designee.

11.2.11 Title to all Product(s) provided to Mylan under this Agreement shall pass as provided in this Agreement, free and clear of any security interest, lien, or other encumbrance.

11.2.12 The manufacture and supply of Product(s) hereunder shall not infringe or misappropriate any intellectual property right of any third party.

ARTICLE 12 TERM AND TERMINATION

12.1 Term. The Term of this Agreement shall commence on the Effective Date and shall continue until the seventh (7th) anniversary of the first commercial sale of the Product in the Territory by Mylan, unless earlier terminated in accordance with the provisions of this Agreement. This Agreement shall automatically be extended for an additional one (1) year period following the seventh (7th) anniversary of the first commercial sale of the Product in the Territory, unless either Party gives written notice to the other of its intention not to extend the Term of this Agreement at least one hundred and eighty (180) calendar days prior to the end of the initial seven (7) year period.

12.2 Termination.

12.2.1 This Agreement may be terminated by mutual written agreement of the Parties or by either Party upon forty-five (45) calendar days’ prior written notice to the other Party if such other Party breaches any material provision or warranty of this Agreement and fails to cure that breach within such forty-five (45) calendar day period; provided, however, that if the breaching Party is diligently pursuing a cure in good faith, the cure period shall be extended for such reasonable time as may be necessary to enable the breaching Party to complete such cure. In the event that a cure period relevant to a breach by Insys is extended beyond the forty-five (45) calendar day period as set forth in the previous sentence, then Mylan shall have the right to use alternative site(s) for the manufacture of the Product subject to the provisions of Section 4.4 of this Agreement. Upon the cure of the breach by Insys, Insys shall resume manufacturing subject to the mutual agreement of the Parties, which shall not be unreasonably withheld. Any notice of material breach under this Section shall specify the default complained of, setting forth the underlying reasons for its belief a default has occurred and the remedy sought. The Party allegedly in default may cure the asserted breach or pursue the dispute resolution and arbitration process specified in Section 12.8 within the notice period. If arbitration is demanded the Agreement shall continue in full force and effect as if the alleged breach had not occurred, pending the outcome of such arbitration.

12.2.2 Either Party may terminate this Agreement on immediate notice if at any time the other Party: (a) voluntarily files in any court pursuant to any statute of any governmental authority a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of such Party or of its assets; (b) shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) calendar days after the filing thereof; (c) shall be a Party to any dissolution or liquidation; or (d) makes a general assignment for the benefit of creditors.

12.2.3 Insys may terminate this agreement if Mylan fails to launch the Product one hundred and twenty (120) calendar days after the Product is approved by the FDA, provided Insys has made the Product available for launch to Mylan.

12.2.4 Mylan may terminate this Agreement immediately upon notice, in the event of a negative outcome of a quality audit under Section 2.1 of this Agreement.

12.2.5 Termination of this Agreement for any reason shall be without prejudice to: (a) Insys’ right to receive all payments due from Mylan, if any, as of the effective date of such termination; (b) Mylan’s right to receive all payments due from Insys, if any, as of the effective date of such termination; (c) Mylan’s right to sell such Product remaining in its inventory, and at Mylan’s option, Mylan may elect to take delivery of and sell Product covered by any purchase order issued by Mylan prior to the effective date of termination; and (d) any other legal, equitable, or administrative remedies as to which either Party is or may become entitled. Also Mylan shall be entitled to fulfill all existing contracts and all existing purchase orders after any termination whatsoever, and Insys shall supply the required Product therefore as provided for above in Section 4.3.

ARTICLE 13 MISCELLANEOUS PROVISIONS

13.1 Governing Law. This Agreement shall by governed by the laws of the Commonwealth of Pennsylvania.

13.2 Confidentiality. The existence of this Agreement and its terms, and all communications between the Parties and their representatives relating to the subject matters of this Agreement shall be considered Confidential Information under the existing Confidentiality Agreement between Mylan (or its Affiliate) and Insys, and shall not be disclosed by either Party except as authorized by the Confidentiality Agreement or required by law. All confidential communications between the Parties pertaining to legal matters shall be conducted subject to a Common Interest Privilege Agreement between the Parties.

13.3 Licenses and Permits. Each Party shall, at its sole cost and expense, maintain in full force and effect all necessary licenses, permits, and other authorizations required by law in order to carry out its duties and obligations hereunder.

13.4 Independent Contractors. This Agreement shall not constitute or give rise to any employer-employee, agency, partnership, or joint venture relationship among or between the Parties, and each Party’s performance hereunder is that of a separate, independent entity in pursuit of a common purpose.

13.5 No Modification. None of the terms of this Agreement shall be amended or modified except in writing signed by both Parties.

13.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Mylan and Insys and their successors and assigns of all or substantially all of either Party’s business or assets. Any change of control of either Party shall not affect either Party’s rights or obligations under this Agreement. Except for an assignment to an Affiliate of a Party, neither Party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld. Each Party shall be entitled to assign all or any of its rights or obligations under this Agreement to an Affiliate or to a successor entity by way of merger or acquisition of substantially all of the assets of the assigning Party; provided the Affiliate or other successor entity expressly assumes those rights, duties and obligations under this Agreement and the Agreement itself, and the Affiliate or other successor is a financially capable business entity. The assigning Party shall provide the other Party written notice of any such assignment pursuant to this Section as soon as practicable thereafter. Any assignment or transfer in contravention of this Agreement shall be null and void.

13.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties respecting the subject matter hereof and supersedes all previous term sheets, correspondence and any and all other writings and understandings.

13.8 Dispute Resolution / Arbitration. All disputes between the Parties relating to or arising out of this Agreement, including but not limited to disputes, claims, defenses involving or requiring the interpretation, validity, enforceability, alleged breach or performance of this Agreement, shall be subject to the following dispute resolution procedure.

[…***…].

If the Parties cannot resolve their dispute through non-binding mediation, then the matter shall be finally settled under the auspices of and in accordance with the then-current Commercial Rules of the American Arbitration Association. The arbitration proceedings shall be conducted at a location, date and time determined by the arbitrator(s). In the event of a conflict between the procedures set forth herein and the Commercial Rules, the procedures set forth in this Section shall take precedence.

If monetary claims asserted in the arbitration are less than $100,000, the dispute shall be heard and decided by a single arbitrator, but if any monetary claim is in excess of $100,000, the dispute shall be heard and decided by a panel of three arbitrators. If a three-person panel of arbitrators is employed, then all decisions by the panel shall be by a majority of the arbitrators.

The arbitrator(s) shall allow the parties to obtain discovery as may reasonably be requested by a Party, including use of interrogatories, depositions, and inspections of things or land.

The arbitration shall be conducted over the course of consecutive business days and weeks. The hearing shall be recorded stenographically and a transcript prepared if requested by

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either Party. The expense of such hearing shall be borne equally by the Parties. Not less than ten (10) calendar days prior to the hearing, the Parties shall submit briefs to the arbitrator(s) setting for each Party’s contentions concerning the facts and the law. Within thirty (30) calendar days following the close of the hearing, the Parties shall submit post-hearing briefs to the arbitrator(s). Within thirty (30) calendar days after the timely submission of post-hearing briefs, the arbitrator(s) shall enter a written award concisely setting forth the grounds for the decision.

The arbitrator(s) shall decide the dispute by applying the law selected by the Parties in this Agreement.

The decision of the arbitrator(s) shall be final and binding and any award rendered thereon may be entered in any court having jurisdiction.

Nothing in this Section restricts either Party’s freedom to seek urgent relief to preserve a legal right or remedy, or to protect a proprietary or trade secret right, or to otherwise seek emergency legal or equitable remedies necessary to preserve or restore the status quo ante pending the outcome of arbitration.

13.9 Limitation of Liability. With the exception of matters of confidentiality or indemnification, in no event shall either Party or their respective Affiliates be liable to the other Party or its Affiliates for special, punitive, indirect, incidental, exemplary or consequential loss or damage, or for lost profits, based on a contract, tort, or any other legal theory, arising out of any breach of this Agreement or otherwise relating to the subject matter of this Agreement, except as may be specifically and expressly stated in this Agreement.

13.10 Severability. To the extent any provision or Term of this Agreement is or becomes unenforceable or invalid by operation of Law, such unenforceability or invalidity shall not affect the remaining provisions of this Agreement. The Parties agree to renegotiate in good faith a substitute provision that to the extent possible accomplishes the original business purpose of the provision held to be unenforceable or invalid.

13.11 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its plain meaning. The Parties acknowledge that each Party and its legal counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. The Article and section headings and captions are placed herein merely as a matter of convenience and shall not affect the construction or interpretation of any of the provisions of this Agreement.

13.12 No Third Party Benefit. This Agreement shall be binding upon and inure solely to the benefit of the Parties, their respective Affiliates, and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Third Party any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

13.13 Further Acts. Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts, deeds, documents and things as the other Party may reasonably require from time to time give full effect to the terms of this Agreement.

13.14 Press Releases. All press releases and other public announcements relating to this Agreement or the transactions contemplated hereby will be prepared and issued only with the prior mutual consent of Mylan and Insys, except that Mylan may disclose freely that Insys is the manufacturer of the Product, and the Parties may otherwise make such disclosures as are required by Law.

13.15 Costs. Each Party will pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement, except as otherwise provided herein.

13.16 Notices. Any notices given under this Agreement shall be in writing, sent by overnight delivery by a nationally recognized service (e.g. FedEx) and shall be deemed effective on the date of mailing. Unless otherwise changed by notice in writing, notices may be served at the following addresses:

If to Mylan:	If to Insys:

Mylan Pharmaceuticals Inc.	Insys Therapeutics, Inc.
781 Chestnut Ridge Road	10220 South 51st Street, Suite 2
Morgantown, WV 26505	Phoenix, AZ 85044
United States of America	Attn: Mike Babich
Attn: Lynn Cayton	President and CEO
Exec. Director, Business Dev

With a copy to:

Mylan Inc.
1500 Corporate Drive
Canonsburg, PA 15317
United States of America
Attn: Global General Counsel

13.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which is to be considered an original and taken together as one and the same document. Faxed or electronic images of signatures shall be effective as an original.

13.18 Survival. Any provision of this Agreement, which by its nature must survive termination or expiration in order to achieve the fundamental purposes of this Agreement, shall survive any termination or expiration of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXECUTED AND AGREED ON THE EFFECTIVE DATE FIRST SET FORTH ABOVE:

INSYS THERAPEUTICS, INC.		MYLAN PHARMACEUTICALS INC.

By :	/s/ Michael Babich	By:	/s/ Anthony Mauro

Printed Name:	Michael Babich	Printed Name:	Anthony Mauro

Title:	Chief Executive Officer	Title:	President MPI

SCHEDULE A

PRODUCT

[Product (Bulk Capsules)	Price per […***…] capsules
Dronabinol Capsules USP 2.5mg	$[…***…]
Dronabinol Capsules USP 5mg	$[…***…]
Dronabinol Capsules USP 10mg	$[…***…]

Packaging

Total Quantity Per Campaign (bottles)	Strengths	Price per bottle
[…***…]	10mg ([…***…])	$[…***…	]
[…***…]	2.5mg ([…***…])	$[…***…	]
[…***…]	5mg ([…***…])	$[…***…	]
[…***…]	2.5mg ([…***…])	$[…***…	]
[…***…]	5mg ([…***…])	$[…***…	]
[…***…]	2.5mg ([…***…]) & 5mg ([…***…])	$[…***…	]
[…***…]	2.5mg ([…***…]), 5mg ([…***…]) & 10mg ([…***…])	$[…***…	]
[…***…]	2.5mg ([…***…]) & 5mg ([…***…])	$[…***…	]
[…***…]	2.5mg ([…***…]), 5mg ([…***…]) & 10mg ([…***…])	$[…***…	]
[…***…]	2.5mg ([…***…]) & 5mg ([…***…])	$[…***…	]
[…***…]	2.5mg ([…***…]), 5mg ([…***…]) & 10mg ([…***…])	$[…***…	]

Annual minimum order quantity: […***…] bottles

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SCHEDULE B

PHARMACOVIGILANCE RESPONSIBILITIES

Any item marked with a “Ö” under Mylan alone or Insys alone is the sole responsibility of such Party. Where an item is marked with “Ö” under both Mylan and Insys, the item is a shared responsibility of both Mylan and Insys.

Pharmacovigilance Responsibilities		Mylan	Insys
Database
[…***…]	[…***…]	[…***…]	[…***…]
Quality Complaints
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
Case Safety Reports
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
Regulatory Reports
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]

SCHEDULE C

MYLAN ROUTING GUIDE

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Routing Guide

&

Delivery Instructions

November 5, 2010

November 5, 2010

In order to ensure the efficiencies of its operations, Mylan Pharmaceuticals Inc. has implemented a set of routing guidelines to be used by our vendors and by Mylan affiliated companies. The following guidelines are intended to assist our vendors and affiliated companies when preparing shipments for delivery to Mylan Pharmaceuticals Inc. in Morgantown, West Virginia and our distribution center in Greensboro, North Carolina.

This Routing Guide becomes effective immediately and supersedes all previous routing instructions. The instructions cover routing, scheduling, documentation and packaging of merchandise for shipment to Mylan Pharmaceuticals Inc. This Routing Guide will apply for both prepaid and collect freight terms.

If you have any questions or require additional information about any of the procedures set forth in this Routing Guide, please contact the individuals in our Supply Chain – Transportation/Distribution Department listed below for assistance:

[…***…]
[…***…]
[…***…]
[…***…]
[…***…]

Please forward these guidelines to those individuals in your organization who are responsible for the delivery process of the ordered product to Mylan Pharmaceuticals Inc.

Thank you.

Mark Ramsey

Senior Vice President, North American Supply Chain

Mylan Pharmaceuticals Inc.

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TABLE OF CONTENTS

I. Routing Instructions	28

Bill of Lading Instructions	28
LTL Common Carrier and Truckload Shipments	28
Special Shipments	30
International Shipments	30
Customs Broker for AIR shipments	30
Customs Broker for OCEAN shipments	31
Customs Broker for US/CANADIAN Border Crossing shipments	31
Wood Packing Material (WPM) Regulations (ISPM 15)	32
Controlled Room Temperature Shipments (CRT)	32
Cold Chain Shipments (2-8C)	33
US Customs Regulations for Ocean Shipments (ISF 10+2)	33
Pallet Requirements	33
Labeling Requirements	34

II. Delivery Specifications	35

Documentation	35
Scheduling	35
Morgantown, WV locations	36
Greensboro, NC locations	36
Driver’s Responsibility	36

I. Routing Instructions

A.	Bill of Lading Instruction

Mylan Pharmaceuticals Inc. (Mylan) requires a legible bill of lading with each shipment. The bill of lading must contain the following information:

1.	SHIP FROM: Name, address, zip code and telephone number of shipper (vendor). Please also provide a vendor/affiliate contact name.

2.	SHIP TO: Name, address, zip code and telephone number of Mylan

3.	DATE SHIPPED: Date given (picked up) by the carrier

4.	PURCHASE ORDER INFORMATION:

a.	Purchase order number

b.	Number of cartons

c.	Weight

d.	Handling unit (ex. pallets, drums, etc.)

e.	Any additional shipping information

If more than one purchase order is contained in the shipment, provide the total number of cartons, weight, and handling unit for each order along with the related purchase order number.

5.	SHIP TO ARRIVE DATE

6.	CARRIER NAME

7.	FREIGHT PAYMENT TERMS

8.	CARRIER INFORMATION:

a.	Handling Unit: Quantity and Type (ex. pallets, drums, etc.)

b.	Package: Quantity and Type (ex. cartons)

c.	Grand total of handling units, cartons and weight of shipment

d.	Commodity description

e.	National Motor Freight Classification Commodity Class

f.	Any special temperature requirements

g.	Delivery appointment instructions

9.	SPECIAL INSTRUCTIONS: As appropriate

10.	PAYMENT INSTRUCTIONS: For vendors/affiliates shipping collect, the following instructions must be noted in the body of the Bill of Lading:

Send Freight Bills for Payment To:	Mylan Pharmaceuticals Inc.
c/o Data2Logistics
P.O. Box 61050
Ft. Myers, Florida 33916

B.	LTL Common Carrier and Truckload Shipments

Collect Shipments

For any shipment weighing less than […***…], please use a LTL (less than truckload) common carrier. Mylan has established a group of preferred LTL carriers which we strongly urge the vendors/affiliates to use. The current preferred LTL carriers, as of November 5, 2010 are as follows:

[…***…]

[…***…]

[…***…]

This list may be changed periodically and notification of this change will be sent to vendors/affiliates accordingly. In addition to this list, shipments weighing less than […***…] may be shipped using […***…] or […***…] instead of using a preferred LTL carrier.

If a Mylan designated LTL carrier does not service your shipping location on a direct basis, please contact […***…] at […***…], or […***…] at […***…], in the Mylan Supply Chain – Transportation/Distribution Department, to discuss an alternate carrier.

For any shipment weighing more than […***…], please contact […***…] at […***…], or […***…] at […***…] in the Mylan Supply Chain – Transportation/Distribution Department, for shipment instructions and carrier selection. Mylan will need to be contacted […***…] in advance of the requested shipment date in order to allow for substantial time to make appropriate shipping arrangements.

When calling for shipment instructions and carrier selection, the following information will need to be provided:

•	Purchase order number(s)

•	Product identification

•	Shipment weight

•	Any temperature requirements

•	Number of handling units (ex. pallets, drums, etc.)

Prepaid Shipments

For prepaid shipments, vendors/affiliates may choose their own preferred LTL or truckload carriers for deliveries to Mylan. However, although the vendor/affiliate is selecting the carrier to be used for making shipments to Mylan, we still ask that all instructions be followed as set forth in this Routing Guide.

All Shipments

All trailers used in providing transportation services to Mylan shall be dry, clean, and free of any poisonous or hazardous material. Equipment shall be in good working order and safe for transportation of pharmaceutical products. All shipments will be visually inspected by Mylan personnel during delivery to determine whether product was shipped appropriately according to the specifications outlined in this paragraph. Failure to ship product according to these specifications may result in rejection of the shipment by Mylan.

All shipments must be shipped and delivered complete in one shipment. Split shipments are NOT permitted unless specifically authorized by an individual at Mylan. Please contact the Mylan

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Receiving/Warehouse Department at […***…] to obtain authorization for a split shipment.

Delivery appointments are required for ALL shipments to Mylan. Please see Section II, Delivery Specifications, Paragraph B, Scheduling, of this document, for complete instructions on scheduling a delivery appointment.

C.	Special Shipments

Typically, vendors/affiliates are not to ship any product via air freight, or for exclusive use/rush/expedited service. However, should the need arise to ship product by any of these special methods of shipment; the vendor/affiliate must record the person’s name at Mylan who is authorizing the special shipment, the department and the purchase order number.

D.	International Shipments

For collect shipments originating outside the United States shipping under Incoterms 2000 Group E or F terms, the following routing instructions must be followed for all international shipments inbound to Mylan Pharmaceuticals Inc. in Morgantown, WV.

Please contact Mylan Supply Chain – Transportation/Distribution Department at: […***…] and […***…] and request that transportation arrangements be made.

Please provide the following information in your request to ship:

1.	Product Name

2.	Mylan’s Purchase Order Number

3.	Number of pieces in the shipment

4.	Total Weight of the shipment

5.	Dimensions of all the skids L x W x H

Mylan’s Customs Broker information must be listed on the air waybill, invoice, and packing list.

Customs Broker for AIR shipments

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

Mylan’s preferred airports of entry are:

[…***…]

[…***…]

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Customs Broker for OCEAN shipments

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

Mylan’s preferred ocean ports of entry are:

[…***…]

[…***…]

Customs Broker for US/CANADIAN Border Crossing shipments

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

The vendor/affiliate is responsible for providing Mylan with the following documentation for each shipment:

Commercial Invoice	Pieces, Weight, Description of goods being shipped, Value of goods being shipped, Vendor/Affiliate name and address, Consignee name and address, Country of origin, Terms of sale, INCO Terms, NDC number for each item (if applicable), ANDA number (if applicable), FDA product code (if applicable), Ten-digit HTS number for all items being shipped.

Packing List	Please follow instructions in Section II, Delivery Specifications, Paragraph A, Documentation, of this document for a listing of those items that must be included on the Packing List.

Bill of Lading	Please follow instructions in Section I, Routing Instructions, Paragraph A, Bill of Lading Instructions, of this document for a listing of those items that must be included on the Bill of Lading.

Dangerous Goods Declaration	(If Applicable)

Export Permits	(If Applicable)

Controlled Substances Permit	(If Applicable)

Shipment details are to be emailed to the Mylan Supply Chain – Transportation/Distribution Department at: […***…],[…***…] and […***…] . A copy of the shipping documents, as well as any tracking details (tracking number, airway bill number, etc.), should be provided in the email.

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If a transit trial protocol has been provided by Mylan to be followed for inbound shipments into Morgantown, WV, the details of the protocol must be followed in addition to the instructions provided in this Routing Guide. If the transit trial protocol specifies that data loggers be used on shipments, then data loggers must be supplied on all shipments inbound to Mylan in Morgantown, WV.

All shipments containing wood packaging materials must meet with the ISPM (International Standard Phytosanitary Measures) No. 15 guidelines (a copy of which can be provided upon request).

For prepaid shipments originating outside the United States, under Incoterms 2000 Group C or D terms, vendors/affiliates may choose their own preferred freight forwarder for deliveries to Mylan. However, although the vendor/affiliate is selecting the freight forwarder to be used for making international shipments to Mylan, we still ask that all instructions be followed as set forth in this Routing Guide.

For any questions regarding the routing instructions for shipments originating outside the United States, please contact either […***…] at […***…],[…***…] at […***…], or […***…] at […***…], in the Mylan Supply Chain – Transportation/Distribution Department, for assistance.

Wood Packing Material (WPM) Regulations (ISPM 15)

•	The US Department of Agriculture (USDA) requires all Wood Packing Materials (WPM) coming into the US to be heat-treated or fumigated and appropriately marked as such, using the “IPPC Certified Mark”.

•	Paper certificates of treatment are not acceptable.

•	For more information on these requirements, visit the USDA website at: http://www.aphis.usda.gov/import_export/plants/plant_exports/wpm/wpm_heat_treatment.shtml

(See also Section E below regarding Pallet Requirements)

Controlled Room Temperature Shipments (CRT)

The shipment needs to be maintained at controlled room temperature. The set point for the shipment needs to be kept at […***…].

Controlled Room Temperature is defined as between […***…]; that results in a mean kinetic temperature calculated to be not more than […***…]; and allows for excursions between[…***…]. Per USP 31 NF 26, “transient spikes up to […***…] are permitted as long as they do not exceed […***…]”. Additionally, an article for which storage at Controlled Room Temperature is directed may, alternatively, be stored and distributed in a Cool Place, which is defined as any temperature between […***…].

Please arrange pick-up and delivery of the material in a refrigerated truck. Please book the shipment with an airline that has a cold chain service. Our temperature requirements must be marked on the AWB and we require the use of thermal blankets on the skids.

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Cold Chain Shipments […***…]

(To Be Added)

US Customs Regulations for Ocean Shipments ([…***…])

For all ocean shipments destined for Mylan Pharmaceuticals USA you must FIRST provide our U. S. Customs Broker […***…] and Mylan Pharmaceuticals Import/Export Lead Specialist, […***…] with a copy of the ocean bill of lading number and a copy of the associated commercial invoice […***…] in advance of loading at the foreign port.

Advance Notification of Bill of Lading Number:

You should continue to place bookings with ocean carriers or freight forwarders as before, but do not release any orders until you have received an e-mail from […***…] or […***…]/Mylan Pharmaceuticals acknowledging Importer Security Filing Status with U. S. Customs and Border Protection.

Under this program it is absolutely necessary that the forwarder/consolidator give the shipper the house bill of lading number or if a direct booking with the carrier, that the carrier give the shipper the ocean bill of lading number at the time of booking.

The house or carrier bill of lading number is required to properly match the Importer Security Filing (ISF) transmission to the ocean carriers’ Automated Manifest Transmission (AMS).

If the two lading numbers do not match within U. S. Customs system, the importer will be fined $[…***…] per shipment.

Current Documentation Flow:

The requirement for advance submission of advance information is an additional requirement and does not change the current instructions for distribution of documents in any way.

Continue to distribute documents and information as in the past in addition to the requirement to supply documents and information for the Importer Security Filing (ISF) regulations.

Bill of Lading Notify Party:

All shipments should be consigned per purchase order or standard instructions however make certain that all ocean ladings list […***…] as the Notify Party.

Notify Party/Customs Broker for all ocean shipments is:

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

E.	Pallet Requirements

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[…***…]

F.	Labeling Requirements

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All shipments must contain the following minimum labeling requirements:

1.	Vendor/Affiliate name

2.	Purchase order number

3.	Product description

4.	Gross weight/Net weight

5.	Universal product code

6.	Expiration date of product

7.	Any special temperature and storage requirements

All shipment labels must be complete, accurate and legible.

Hazardous material (if applicable) must comply with Department of Transportation (DOT) regulations and should be packed and marked accordingly to ensure that Dangerous Goods packaging/labeling requirements are met. All shipping documents, including the Bill of Lading, should be certified stating that the shipment meets DOT and Dangerous Goods requirements.

If applicable, international air shipments must also comply with the International Air Transport Association (IATA) regulations. All shipping documents should be certified stating that the shipment meets IATA requirements.

II.	Delivery Specifications

A.	Documentation

Mylan requires a bill of lading with each shipment and a packing list with each purchase order. A Certificate of Analysis is required prior to arrival of shipment. Please fax a copy of the Certificate of Analysis to […***…] at […***…],[…***…].

Please follow the instructions in Section I, Routing Instructions, Paragraph A, Bill of Lading Instructions, of this document for a listing of those items that must be included on the bill of lading.

The packing list must contain the following information:

1.	Name of vendor/affiliate and complete address (origin/shipping location, city, state, zip code, and country, if applicable)

2.	Complete Mylan destination address (including zip code and telephone number)

3.	Complete purchase order number(s)

4.	Description of product

5.	Number of cases, pieces, weight, case pack and cube for each shipment by item number

B.	Scheduling

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Delivery appointments are required for ALL shipments to Mylan.

Morgantown, WV locations

1.	Appointments are to be scheduled at […***…] within normal hours of operation (7:00 am – 1:30 pm eastern time). If an individual cannot be contacted by telephone for scheduling an appointment, please email the appropriate scheduling information to: […***…] and […***…].

2.	The following information is required when scheduling a delivery appointment:

•	Purchase order number(s)

•	Number of cartons and weight per purchase order

•	Number of handling units (ex. pallets, drums, etc.)

3.	Appointments will not be issued without a valid purchase order.

4.	Delivery location information will be verified with the carrier when scheduling.

5.	Vendors/Affiliates are responsible for insuring that the carrier selected follows the scheduling requirements.

6.	Mylan requires […***…] notice whenever a carrier cannot keep a scheduled appointment.

Greensboro, NC locations

Delivery appointments are required for all shipments to the Mylan DC.

1.	Appointments are to be scheduled by contacting the distribution center 8:00am through 5:00pm Eastern Time, Monday through Friday at […***…] and ask for inbound carrier appointment scheduling.

2.	The following information is required when scheduling a delivery appointment:

•	Shipper (origin) information

•	Number of handling units (ex. pallets, drums, etc.)

3.	Delivery location information will be verified with the carrier when scheduling.

4.	Vendors are responsible for insuring that the carrier selected follows the scheduling requirements.

5.	Mylan requires […***…] notice whenever a carrier cannot keep a scheduled appointment.

All shipments that arrive for delivery to the Mylan DC without setting a prior appointment are subject to refusal.

C.	Driver’s Responsibility

All drivers are required to promptly check-in with warehouse management upon arrival at the Mylan delivery location.

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